Exhibit A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the Statement on Schedule 13G to which this Joint Filing Agreement is attached as an exhibit, and any amendments thereto, relating to the Class A Ordinary Shares of no par value, of BUUU Group Limited, is filed on behalf of each of the undersigned, and that all subsequent amendments to such Statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 29, 2026.

A MAX HOLDING LIMITED

By:	/s/ Heng Hwa Liang
Name:	Heng Hwa Liang
Title:	Director

3 DIAMONDS VCC

By:	/s/ Heng Hwa Liang
Name:	Heng Hwa Liang
Title:	Managing Director

8 CAPITAL ASSET MANAGEMENT PTE. LTD.

By:	/s/ Heng Hwa Liang
Name:	Heng Hwa Liang
Title:	Director

HENG HWA LIANG

By:	/s/ Heng Hwa Liang
Heng Hwa Liang